EXHIBIT 2.2


December 7, 1994



W. Grant Gregory, Chairman of the Board
Standard Bancorporation, Inc.
375 Park Avenue, Suite 307
New York, New York  10152

Dear Mr. Gregory:

This letter reflects the amendments we have agreed upon to the Agreement and Plan of Reorganization dated as of September 2, 1994, among Fourth Financial Corporation,
Standard Bancorporation, Inc. ("SBI"), and all the stockholders of SBI (the "Agreement").

We have agreed:

1.  that the definition of the term "Exchange Ratio" in
    Section 1.1 of the Agreement is amended to read in its entirety as follows:

      "Exchange Ratio" means (a) if the Closing occurs on or before February 15, 1995, in the case of SBI Class A Common Stock, 53.9974; in the case of SBI Class B Common Stock, 53.9971; and in the case of SBI Preferred Stock, 3.4487; and (b) if the Closing occurs after February 15, 1995, in the case of SBI Class A Common Stock, 54.4654; in the case of SBI Class B Common Stock, 54.4654; and in the case of SBI Preferred Stock, 3.4786.

2. that if the Closing occurs after February 15, 1995, conforming changes to the exchange ratios set forth in
    Section 4(b) of the Agreement and Articles of Merger (Exhibit "A" to the Agreement) shall be made at Closing.

3. that Section 2.5.a.(2) of the Agreement is amended to read in its entirety as follows:

      (2) At the Effective Time, upon consummation of the Merger, each issued and outstanding share of SBI Class A Common Stock, SBI Class B Common Stock, and SBI Preferred Stock shall cease to be an issued and existing share, and each share (and all rights to receive accrued preferred stock dividends) shall automatically be converted into and exchanged solely for that number of shares of Fourth Stock equal to the appropriate Exchange Ratio for such class of stock.
      If the Closing occurs on or before February 15, 1995, a maximum of 315,000 shares of Fourth Stock will be issued in connection with the Merger, with 126,354 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class A Common Stock, 168,471 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class B Common Stock, and 20,175 shares of Fourth Stock being allocated for the conversion and exchange of SBI Preferred Stock.
      If the Closing occurs after February 15, 1995, a maximum of 317,730 shares of Fourth Stock will be issued in connection with the Merger, with 127,449 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class A Common Stock, 169,932 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class B Common Stock, and 20,349 shares of Fourth Stock being allocated for the conversion and exchange of SBI Preferred Stock.
      No holder of SBI Preferred Stock shall have any right to receive any dividend on any of the SBI Preferred Stock.

4. that the last sentence of Section 7.1 of the Agreement is amended by deleting therefrom "January 31, 1995" and substituting therefor "February 28, 1995".

In all other respects the Agreement remains unchanged and fully effective.

If this letter accurately reflects the terms of our agreement, please so indicate by signing the enclosed copy on behalf of SBI and in your individual capacity as a stockholder of SBI, obtain the signatures of the other stockholders of SBI, and return it to us at your earliest convenience. Thank you for your cooperation.

FOURTH FINANCIAL CORPORATION


by ___________________________
   Darrell G. Knudson
   Chairman of the Board



The terms of the foregoing letter are agreed to and accepted as of December ___, 1994.

STANDARD BANCORPORATION, INC.


by ___________________________
   W. Grant Gregory
   Chairman of the Board


______________________________
W. Grant Gregory


______________________________
Charles M. Harper


______________________________
Chris J. Murphy


______________________________
James Stuart


The Stuart Kansas City Limited Partnership


by ___________________________
   James Stuart, III
   General Partner


Southwest Company


by ___________________________
   James Gregory
   President